INDIVIDUAL CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into as of this 27th day of September 2011 and is made by and between Carl Johnston, an individual residing the state of Nevada (hereinafter referred to as "Consultant") and Dutch Gold Resources, Inc., a Nevada corporation, and its wholly owned subsidiary DGRI Mining Services Corporation (hereinafter referred to as the "Company").

WITNESSETH

WHEREAS, the Company is desirous of retaining Consultant to provide expertise in the exploration, development and production of precious metals from the Minnie Moore Mine and surrounding areas, and such activities as would support the growth of the Company;

WHEREAS, Consultant is experienced in such matter, and has explored and developed the Minnie Moore Mine for an extended period of time;

WHEREAS, Consultant will incur substantial time in connection with the fulfilling of its duties, under and pursuant to the terms of this Agreement;

WHEREAS, in consideration for Consultant agreeing to incur the time and expense of performing the services called for in this Agreement, the Company agrees to pay the consideration called for in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein set forth, it is agreed as follows:

AGREEMENT

1. CONSULTING SERVICES. Consultant shall provide to the Company, on a non exclusive basis, when and as requested by the Company, and Consultant has available schedule capacity and desires to consult, from time to time, during normal business hours, execution and directed oversight of Minnie Moore Mine and surrounding areas: (i) heavy equipment supervision; (ii) compliance related activities and duties with state and federal regulators, and the local community; (iii) identification of possible acquisitions.

2. TERM OF AGREEMENT. This Agreement shall become effective as of the date first above written (the "Effective Date") and shall continue for a period of one (1) year from the Effective Date, subject to Section 4 of this Agreement. This Agreement shall automatically renew at each anniversary of the execution of this Agreement, unless cancelled in writing by either party. Either party may cancel this agreement with ten (10) days written notice, following the anniversary of the execution of this Agreement.

3. SCOPE OF RETENTION. The Company hereby retains Consultant as its consultant subject to the terms and conditions hereof, on a non-exclusive basis during the term of this Agreement.

4. COMPENSATION. On the Effective Date, the Company shall pay to consultant a fee of $5,000 per month.

5. REPRESENTATIONS AND WARRANTIES. The Company has full power and authority to enter into this Agreement and carry out and perform its obligations under the terms of this Agreement.

6. NON-EXCLUSIVE SERVICES. Consultant's agreement to provide services to Company is non-exclusive, such that Consultant may perform similar or different services at the same time for one or more other clients.

7. INDEMNIFICATION. The Company and Consultant agree to indemnify and hold one another and all or one another' officers, directors, employees, affiliates and agents harmless from and against any and all manner of actions, causes of action, claims, demands, costs, damages, liabilities, losses, obligations and expenses (including actual attorneys' fees) arising or resulting from or related to one another's performance of services under this Agreement or a breach of this Agreement by the one another.

8. REIMBURSEMENT OF REASONABLE COSTS. Consultant shall be reimbursed, within ten (10) days of presentation of a bill, with vouchers attached, by the Company for all reasonable and necessary out of pocket expenses, which shall be subject to the prior approval of the Company, which approval shall not be unreasonably withheld by the Company, including travel conforming to Company travel policy and entertainment, incurred by Consultant in connection with the performance of its obligations hereunder (also including reasonable fees and disbursements of Consultant's counsel and experts).

9. INDEPENDENT CONTRACTOR. Consultant, an individual, and the Company hereby acknowledge and agree that Consultant is an independent contractor and is not a licensed broker-dealer. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or a joint venturer with the Company. In addition, Consultant shall take no action which binds, or purports to bind, the Company, except with the express written permission of Company except as provided other agreement which shall be made in writing.

10. LAW. FORUM OR AND JURISDICTION. This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada. The parties agree that any dispute arising under this Agreement, whether during the term of the Agreement or at any subsequent time, shall be resolved exclusively in the courts of the State of Nevada and the parties hereby submit to the jurisdiction of such courts for all purposes provided herein and appoint the

Secretary of State of the State of Nevada as agent for service of process for all purposes provided herein.

11. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by certified mail, postage prepaid, and return receipt requested, by overnight courier, or by telecopier and followed by first class mail, postage prepaid, addressed as follows:

If to Consultant:	Carl Johnston 3154 Sorrel Street Las Vegas, NV 89146
If to the Company:	Dutch Gold Resources, Inc. 3500 Lenox Road, Suite 1500 Atlanta, GA 30326 Fax: 866-782-6061 Attn: Daniel Hollis, CEO

Either party may change its address for purposes of giving written notice of such change to the other party in accordance with the provisions of this Section 10. Notices delivered personally shall be deemed effective as of the day delivered and notices delivered by overnight courier, certified mail, postage prepaid and return receipt requested, or by telecopier and followed by first class mail, postage prepaid, shall be deemed effective the earlier of actual receipt or five (5) days after posting.

12. ATTORNEYS' FEES. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

13. CONFIDENTIALITY. Each party hereto agrees with the other parties that, unless and until mutually agreed upon, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

14. TERMINATION. This Agreement is terminable, by Consultant during the Term hereof by notice to the Company in the event that the Company shall have provided inaccurate

or misleading information, of any type or nature, to the Consultant or failed or been unable to comply with any of the terms, conditions or provisions of this Agreement on the part of the Company to be performed, complied with or fulfilled within the respective times, if any, herein provided for, unless compliance therewith or the performance or satisfaction thereof shall have been expressly waived by the consultant in writing.

Any termination of this Agreement pursuant to this Section 14 shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of the Company, except that the Company shall remain obligated to pay the fees and costs otherwise to be paid, as set forth in this Agreement.

15. THIRD PARTY BENEFICIARIES. This Agreement is solely among the Consultant and the Company and, except as specifically provided, no creditor, director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

16. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

17. SURVIVAL; TERMINATION. The representations, warranties and covenants of the respective parties shall survive the consummation of the transactions herein contemplated.

18. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

19. AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

20. INCORPORATION OF RECITALS. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

21. HEADINGS; CONTEXT. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

22. BENEFIT. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

23. SEVERABILITY. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

24. NO STRICT CONSTRUCTION. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

25. EXECUTION KNOWING AND VOLUNTARY. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised of its attorneys of the legal effect and meaning of this Agreement and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day and year first above written.

CARL JOHNSTON
("Consultant")

By:__________________________
Carl Johnston, an Individual

Dutch Gold Resources, Inc.
("Company")

By:__________________________
Daniel Hollis, CEO